First Federal of Northern Michigan Bancorp, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

March 18, 2014

Contact:	Eileen M. Budnick
VP - Director of Financial Reporting & Accounting, Treasurer & Corporate Secretary
First Federal of northern Michigan Bancorp, Inc.
(989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

ANNOUNCES FOURTH QUARTER 2013 AND FULL YEAR RESULTS

Alpena, Michigan - (March 7, 2014) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported a consolidated net loss of $192,000, or $0.07 per basic share, for the quarter ended December 31, 2013 compared to a consolidated net loss of $818,000, or $0.28 per basic share, for the quarter ended December 31, 2012.

Consolidated net income for the twelve months ended December 31, 2013 was $55,000, or $0.02 per basic share, compared to a consolidated net loss of $214,000, or $0.07 per basic share, for the twelve months ended December 31, 2012.

President and CEO Michael Mahler commented, “Provision expense for the fourth quarter was $266,000, mainly associated with the charge-off of a commercial credit that became troubled late in 2012. In contrast, our year end results have been positively impacted by a decline of $730,000 in provision expense year over year. We are encouraged by the continued reduction in the level of non-performing assets (NPA) which decreased by 44.2% since the end of last year. The reduction of NPAs continues to positively impact our Texas ratio, which decreased to 17.02% from 30.78% and our classified asset ratio, which declined to 23.53% from 54.24% as of December 31, 2013 and December 31, 2012, respectively.

Mahler continued, “During the fourth quarter we experienced a decrease of $270,000 in mortgage banking fees compared to the same quarter a year ago, while our year end results were impacted by a decrease of $658,000 when compared to 2012. We have seen a decline in refinance activity during 2013 and anticipate this will not change in the near future.”

Mahler further stated, “We were very pleased with our decrease, year over year, in non-interest expense, despite incurring approximately $100,000 of merger related expenses in the fourth quarter of 2013. Continued asset quality improvement has led to a reduction in expenses associated with troubled credits, collection activity and bank owned properties. In addition, the decline in mortgage banking activities has resulted in lower compensation expense for the year.”

Performance Highlights:

  The Company reported net income of $55,000 for the year ended December 31, 2013 as compared to a net loss of $214,000 for 2012, primarily as a result of the following year over year differences:
    Provision for loan losses of $637,000 in 2013 as compared to $1.4 million in 2012 due primarily to the charge-off of $589,000 on a commercial participation loan in 2013.
    Decreased in collection activity and real estate owned expenses of $217,000 as a result of improvement in asset quality in 2013.
    Decrease of $457,000 in non-interest expenses year over year primarily due to decreases in the costs associated with our troubled loans and repossessed properties.
    Decrease in salaries and benefits of $259,000 year over year due in part to self insuring a portion of health care cost.
  $3.2 million decrease in non-performing assets since December 31, 2012, due to reductions to the balances of loans placed on non-accrual and real estate owned/other repossessed asset portfolio.
  Continued decline in net interest margin (NIM) due mainly to declining yields on loans:
    Year over year decline from 3.78% in 2012 to 3.64% in 2013
  First Federal of Northern Michigan remains “well-capitalized” for regulatory purposes.

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Asset Quality

The ratio of total non-performing assets to total assets was 1.95% at December 31, 2013 compared to 3.42% at December 31, 2012. Non-performing assets decreased $3.2 million to $4.1 million at December 31, 2013 from $7.3 million at December 31, 2012, mainly as a result of the Company’s focus to monitor non-performing assets and taking a variety of steps to reduce them, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers during this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).
	As of
	December 31, 2013	December 31, 2012
Asset Quality Ratios:
Non-performing assets to total assets	1.95%	3.42%
Non-performing loans to total loans	1.67%	3.50%
Allowance for loan losses to non-performing loans	63.65%	35.50%
Allowance for loan losses to total loans	1.07%	1.24%

"Texas Ratio" (Bank) (1)	17.02%	30.78%
Clasified Asset Ratio (2)	23.53%	54.24%

Total non-performing loans ($000 omitted)	$2,311	$4,930
Total non-performing assets ($000 omitted)	$4,091	$7,317

(1) Texas Ratio is defined by management as total non-performing assets divided by tangible capital.

(2) Classified asset ratio is calculated by dividing classified assets (substandard assets plus real estate owned and other repossessed assets) by core capital plus loan loss reserves.

Financial Condition

  Total assets decreased $4.2 million to $209.7 million at December 31, 2013 from $213.8 million at December 31, 2012.
  Net loans receivable decreased $2.6 million
    Mortgage loans decreased $2.7 million due a decline in loan production of this type;
    Consumer loans decreased $1.8 million due to normal pay-downs and few opportunities for originations of this loan type;
    Commercial loans increased $1.6 million;
    Allowance for loan losses decreased $278,000.
    Investment securities AFS decreased $406,000 as we did not replace certain maturing or called securities due to the rate environment.
    Prepaid FDIC premiums decreased $583,000 as the Company received a refund of the unused portion of prepaid premiums paid in 2009.

  Total liabilities decreased $3.3 million year over year.
    Deposits increased $1.7 million.
    FHLB advances decreased $1.5 million as we paid off maturing advances with deposit growth.
    Repo Sweep accounts decreased $3.2 million as we discontinued offering this product during 2013.

    Stockholders’ equity was $23.5 million at December 31, 2013 compared to $24.4 million at December 31, 2012.
      Net income for the year of $55,000;
      Decrease in the unrealized gain on available-for-sale securities of $907,000 year over year.
      Decreased as a result of a dividend of $57,700 paid in the fourth quarter of 2013.
      First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

	Actual		Regulatory Minimum		Minimum to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total risk-based capital ( to risk-
weighted assets)	$24,035	17.89%	$10,748	8.00%	$13,436	10.00%
Tier 1 risk-based capital ( to
risk-weighted assets)	$22,563	16.79%	$5,374	4.00%	$8,061	6.00%
Tangible Capital ( to
tangible assets)	$22,563	10.79%	$3,137	1.50%	$4,183	2.00%

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  Results of Operations:

    Interest income decreased slightly to $2.1 million for the three months ended December 31, 2013 from $2.2 million for the year earlier period and decreased to $8.3 million for the twelve months ended December 31, 2013 as compared to $9.2 million for the prior year period.
      Two main factors for both the three- and twelve-month periods: decreases in the average balance of our interest-earning assets and decreases in the yield on interest-earning assets due in part to lower market interest rates.
    Interest expense decreased to $270,000 for the three months ended December 31, 2013 from $369,000 for the prior year period and decreased to $1.2 million for 2013 from $1.7 million for 2012.
      Two main factors for both the three- and twelve-month periods: decreases of $5.0 million and $6.4 million, respectively, in the average balance of our interest-bearing liabilities during those periods and decreases in our overall cost of funds of 22 basis points and 27 basis points for the three- and twelve-month periods, respectively, due to declining market interest rates and a shift in the composition of our deposit base.
    Provision for loan losses for the three months ended December 31, 2013 and 2012 was $265,000 and $179,000, respectively.
      The higher provision during the 2013 period resulted from our recording provision expense based on additional risk factors not related to historical loss.
    Provision for loans losses for the twelve months ended December 31, 2013 and 2012 was $637,000 and $1.4 million, respectively.
      In 2012, the Company had net charge-offs of $1.1 million in loans, including $840,000 of residential mortgage loans.
      In contrast, in 2013 the Company had net charge offs of $915,000, including $674,000 of commercial real estate loans.
    Non-interest income decreased to $414,000 for the three months ended December 31, 2013 from $637,000 for the three months ended December 31, 2012. Non-interest income decreased to $1.8 million for the year ended December 31, 2013 from $2.3 million for the year December 31, 2012.
      Mortgage banking activities decreased $658,000 for the twelve months ended December 31, 2013 when compared to the same period ended December 31, 2012.
      Year over year the Company had increases of $97,000 in service charges and other fee income and $103,000 in gain on sale of assets and real estate owned.
    Non-interest expense decreased to $2.14 million for the three months ended December 31, 2013 from $2.19 million for the three months ended December 31, 2012. Non-interest expense decreased to $8.3 million for the twelve months ended December 31, 2013 from $8.7 million for the twelve months ended December 31, 2012.
      For both the three- and the twelve-month periods, the decrease in other expenses related primarily to decreased expenses associated with troubled loans and repossessed properties, which were considerably lower in 2013 than in 2012.

  Net Interest Margin:

    Increased to 3.66% for the three-month period ended December 31, 2013 from 3.62% for the same period in 2012.
      Average yield on interest-earning assets decreased 15 basis points to 4.20% from 4.35%.
      Average cost of funds decreased 22 basis points to 0.65% from 0.87%, due to reductions of 18 basis points on our certificates of deposit and 51 basis points on our FHLB advances quarter over quarter.
    Decreased to 3.64% for the twelve-month period ended December 31, 2013 from 3.78% for the same period in 2012.
      Average yield on interest-earning assets decreased 38 basis points to 4.23% from 4.61%;
      Average cost of funds decreased 27 basis points to 0.69% from 0.96%.

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First Federal of Northern Michigan Bancorp, Inc.
Consolidated Balance Sheet

	December 31, 2013	December 31, 2012

ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$2,760,010	$2,732,109
Overnight deposits with FHLB	5,823	19,701
Total cash and cash equivalents	2,765,833	2,751,810
Securities AFS	50,358,175	50,763,551
Securities HTM	2,255,000	2,345,000
Loans held for sale	175,400	78,712
Loans receivable, net of allowance for loan losses of $1,471,058 and
$1,749,915 as of December 31, 2013 and December 31, 2012, respectively	136,314,964	138,911,989
Foreclosed real estate and other repossessed assets	1,780,058	2,387,307
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,203,301	5,394,412
Accrued interest receivable	744,730	970,450
Intangible assets	39,732	158,316
Deferred tax asset	799,163	330,831
Originated mortgage servicing right (net of valuation reserve)	860,024	1,016,070
Bank owned life insurance	4,610,070	4,474,563
Other assets	483,234	1,567,980
Total assets	$209,655,784	$214,417,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$160,029,115	$158,350,134
Advances from borrowers for taxes and insurance	151,254	132,823
Federal Home Loan Bank Advances	24,813,409	26,357,962
REPO Sweep Accounts	—	3,183,351
Accrued expenses and other liabilities	1,138,324	1,375,093
Total liabilities	186,132,102	189,399,363

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued)	31,918	31,918
Additional paid-in capital	23,853,891	23,853,891
Retained earnings	2,763,242	2,766,170
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	—	—
Accumulated other comprehensive income (loss)	(160,451)	746,723
Total stockholders' equity	23,524,682	24,434,783

Total liabilities and stockholders' equity	$209,656,784	$213,834,146

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First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Operations
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$1,773,414	$1,880,387	$7,203,339	$7,927,834
Interest and dividends on investments
Taxable	122,565	116,321	483,784	539,629
Tax-exempt	39,064	37,695	151,162	153,935
Interest on mortgage-backed securities	138,522	134,627	480,540	620,780
Total interest income	2,073,565	2,169,030	8,318,825	9,242,178

Interest expense:
Interest on deposits	194,069	240,173	825,655	1,033,792
Interest on borrowings	75,036	127,827	324,053	619,700
Total interest expense	269,105	368,000	1,149,708	1,653,492

Net interest income	1,804,460	1,801,030	7,169,117	7,588,686
Provision for loan losses	265,739	178,435	637,299	1,367,023
Net interest (expense) income after provision for loan losses	1,538,721	1,622,595	6,531,818	6,221,663

Non-interest income:
Service charges and other fees	202,390	197,093	857,212	760,177
Mortgage banking activities	97,102	367,032	585,095	1,243,122
Gain on sale of available-for-sale investments	—	—	—	47,017
Net gain (loss) on sale of premises and equipment,	2,673	(3,796)	11,757	(4,494)
Net gain (loss) on sale real estate owned
and other repossessed assets	23,071	(3,052)	3,275	(83,150)
Other	88,494	78,928	320,325	313,889
Total non-interest income	413,730	636,204	1,777,664	2,276,561

Non-interest expenses:
Compensation and employee benefits	1,180,537	1,220,914	4,653,520	4,913,054
FDIC insurance premiums	45,542	47,462	183,596	188,776
Advertising	34,775	44,337	130,166	155,826
Occupancy	221,712	240,146	911,290	959,294
Amortization of intangible assets	29,646	29,646	118,584	176,539
Service bureau charges	66,616	77,025	300,500	306,174
Professional services	165,950	126,316	509,795	423,719
Collection activity	45,211	49,661	152,814	206,095
Real estate owned and other repossessed asset	69,158	104,448	245,125	409,243
Other	285,140	251,530	1,049,340	973,510
Total non-interest expenses	2,144,286	2,191,485	8,254,729	8,712,230

Income (loss) before income tax expense	(191,835)	67,314	54,753	(214,006)
Income tax expense (benefit)	—	884,822	—	—

Net income (loss)	(191,835)	(817,507)	54,753	(214,006)

Other comprehensive income (loss):
Other comprehensive income (loss) - net of tax:	(191,835)	(817,507)	54,753	(214,006)
Unrealized (loss) gain on investment securities - available for sale	(75,284)	—	(907,174)	110,270
Reclassification adjustment for gains realized in earnings	$—	$—	$—	$(31,020)

Comprehensive loss	$(267,119)	$(817,507)	$(852,421)	$(134,756)

Per share data:
Net income per share
Basic	$—	$—	$—	$—
Diluted	—	—	—	—
Weighted average number of shares outstanding
Basic and diluted	$2,884,049	$2,884,049	$2,884,049	$2,884,049
Dividends per common share	$0.02	$—	$0.02	$—

5

  Safe Harbor Statement

  This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

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